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Exhibit 10.5

REDEMPTION AGREEMENT

        This redemption agreement (the "Redemption Agreement") is made and entered into as of this 30th day of June, 2006, by and between DataPath, Inc., a Georgia corporation (the "Corporation") and DPI Holdings, LLC, a Georgia limited liability corporation ("DPI Holdings").

WITNESSETH

        WHEREAS, DPI Holdings, the primary shareholder of the Corporation, is the record and beneficial owner of 42,050,789 shares (the "DPI Holdings Shares") of the Corporation's common stock, no par value per share (the "Common Stock");

        WHEREAS, the Corporation proposes to issue and offer for sale an aggregate of 28,600,000 shares of the Corporation's common stock pursuant that certain Purchase/Placement Agreement (the "Purchase/Placement Agreement") dated June 23, 2006 by and between the Corporation and Friedman, Billings, Ramsey & Co., Inc. ("FBR"), as initial purchaser and placement agent; and

        WHEREAS, as set forth in the Corporation's offering memorandum dated June 26, 2006, the Corporation would like to utilize a portion of the proceeds from the sale of its shares to purchase 30,126,667 shares (the "Redeemed Shares") of the DPI Holdings Shares from DPI Holdings;

        NOW, THEREFORE, for and in consideration of the premises, and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1      SALE AND REDEMPTION.

        1.1    DPI Holdings Shares.    Subject to the terms and conditions of this Redemption Agreement, DPI Holdings hereby sells, assigns, transfers and conveys to the Corporation, and the Corporation hereby purchases, redeems and takes from DPI Holdings, the Redeemed Shares, free and clear of any and all pledges, claims, liens, charges, encumbrances, restrictions and security interests.

        Contemporaneously with the execution and delivery of this Redemption Agreement, DPI Holdings has delivered to the Corporation or its transfer agent certificates representing the DPI Holdings Shares, duly endorsed or accompanied by duly executed stock powers for transfer to the Company, and the Corporation shall issue to DPI Holdings or its designee(s) certificates representing a number of shares equal to the number of DPI Holdings Shares less the number of the Redeemed Shares (the "Remaining Shares"). The Corporation or its transfer agent shall authorize and direct its transfer agent and registrar to issue such certificates representing the Remaining Shares pursuant to the issuance and delivery instructions provided by DPI Holdings.

        1.2    Purchase Price for Holder Shares.    Subject to the terms and conditions of this Redemption Agreement, the purchase price payable by the Corporation to DPI Holdings for the Redeemed Shares shall be $10.23 (the "Purchase Price") and shall be due and payable on the date hereof. The Corporation shall pay the Purchase Price to DPI Holdings pursuant to delivery instructions provided by DPI Holdings.

2    REPRESENTATIONS AND WARRANTIES OF DPI HOLDINGS.    DPI Holdings represents and warrants to the Corporation as follows:

        2.1    Authority; No Conflict.    This Redemption Agreement has been duly executed and delivered by DPI Holdings and constitutes the legal, valid and binding obligation of DPI Holdings, enforceable against DPI Holdings in accordance with its terms. DPI Holdings has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Redemption Agreement and to perform DPI Holdings' obligations under this Redemption Agreement.

        2.2    Unencumbered Ownership.    DPI Holdings is the record and beneficial owner and holder of the DPI Holdings Shares, free and clear of all pledges, claims, liens, charges, encumbrances, restrictions and security interests. Other than the Remaining Shares, DPI Holdings owns no other shares or equity interests in the Corporation and has no rights to acquire any equity interests in the Corporation.

        2.3    Acknowledgement.    DPI Holdings hereby acknowledges that DPI Holdings (i) has been supplied with, has had access to, and is familiar with all existing information with respect to the Corporation and shares of its common stock, including financial information, to which a reasonable seller would attach significance in making decisions with respect to the sale of the DPI Holdings Shares, and has had the opportunity to ask questions of and receive answers from, knowledgeable individuals concerning the Corporation and the DPI Holdings Shares; (ii) has made its own inquiry and analysis with respect to the Corporation and the DPI Holdings Shares; and (iii) has knowledge and experience in financial and business matters (in general and specifically as it relates to the Corporation and its business) to be capable of evaluating the merits and risks of selling the DPI Holdings Shares. DPI Holdings hereby further acknowledges that the Purchase Price constitutes full, fair and adequate payment to DPI Holdings for the Redeemed Shares.

3    REPRESENTATIONS AND WARRANTIES OF THE CORPORATION.    The Corporation represents and warrants to DPI Holdings as follows:

        3.1    Organization and Good Standing.    The Corporation is a corporation duly organized and validly existing under the laws of the State of Georgia. The Corporation has the full corporate power and authority to execute and deliver this Redemption Agreement and to perform its obligations hereunder, and no further action on the part of the Corporation is necessary to authorize the execution and delivery by it of, and the performance of its obligations under, this Redemption Agreement. There are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of the Corporation to execute and deliver this Agreement or to consummate the transactions contemplated hereunder, and no action, waiver or consent by any governmental entity is necessary to make this Redemption Agreement a valid instrument binding upon the Corporation in accordance with its terms.

        3.2    Authority.    This Redemption Agreement has been duly executed and delivered by the Corporation and constitutes the legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms. The Corporation has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Redemption Agreement and to perform its obligations under this Redemption Agreement.

4    RELEASE.    The Corporation hereby releases DPI Holdings and its manager, interests holders, members, and affiliates from any and all liabilities and obligations to the Corporation of any kind or nature whatsoever, whether absolute or contingent, liquidated, unliquidated, known or unknown, arising out of any actions taken by DPI Holdings and its manager, interest holders, members, and affiliates not inconsistent with the Operating Agreement of DPI Holdings, and whether arising under any agreement or understanding or otherwise at law or equity, and the undersigned shall not seek to recover any amounts in connection therewith or thereunder from DPI Holdings or its manager, interest holders, members, or affiliates.

5      GENERAL PROVISIONS.

        5.1    Further Assurances.    The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Redemption Agreement and the documents referred to in this Redemption Agreement.

        5.2    Waiver.    Any term or condition of this Redemption Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party which makes specific reference to this Redemption Agreement. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto of any breach of or default in any term or condition of this Redemption Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

        5.3    Entire Agreement.    This Redemption Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Redemption Agreement contains the sole and entire agreement between the parties with respect to the matters covered hereby. This Redemption Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provisions against whom enforcement is sought. Nothing expressed to or referred to in this Redemption Agreement will be construed to give any person other than the parties to this Redemption Agreement, or any provision of this Redemption Agreement. This Redemption Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Redemption Agreement and their successors and assigns.

        5.4    Partial Invalidity and Severability.    All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Redemption Agreement legal, valid and enforceable. If any term of this Redemption Agreement, or part thereof, not essential to the commercial purpose of this Redemption Agreement shall be held to be illegal, invalid or unenforceable by a forum of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or part thereof, shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Redemption Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

        5.5    Headings.    The headings of particular provisions of this Redemption Agreement are inserted for convenience only and shall not be construed as a part of this Redemption Agreement or serve as a limitation or expansion on the scope of any term or provision of this Redemption Agreement.

        5.6    Governing Law.    The validity and effect of this Redemption Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to its conflicts of law rules.

        5.7    Counterparts; Facsimiles.    This Redemption Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Redemption Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A signature delivered by facsimile or other electronic transmission shall constitute an original.

        5.8    Notice.    Except as otherwise provided herein, all statements, requests, notices and agreements shall be in writing delivered by facsimile (with receipt confirmed), overnight courier or registered or certified mail, return receipt requested, or by telegram and:

  (a)
  If to the Corporation, shall be sufficient in all respects if delivered to the Corporation at the offices of the Corporation at 3095 Satellite Boulevard, Duluth, Georgia 30096, Attention:

    Chief Executive Officer (facsimile: 678-597-0301); with a copy to Nelson Mullins Riley & Scarborough LLP, 999 Peachtree Street, NE, Suite 1400, Atlanta, Georgia 30309, Attention: Steve L. Berson, Esq. (facsimile: 404-817-6050); and

  (b)
  If to DPI Holdings, shall be sufficient in all respects if delivered to DPI Holdings, c/o White Oak Capital Partners, LLC at the offices of White Oak Capital Partners, LLC at 1175 Peachtree Street, NE, 100 Colony Square, Suite 2100, Atlanta, Georgia 30361, Attention: Christopher C. Melton (facsimile: 404-875-9545), with a copy to Alston & Bird, LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309, Attention: Janine Brown, Esq. (facsimile: 404-881-7777).

[signatures on next page]

        IN WITNESS WHEREOF, the parties have executed and delivered this Redemption Agreement as of the date first written above.

DATAPATH, INC.
/s/ ANDY MULLINS By: Andy Mullins Title: Chief Executive Officer
DPI HOLDINGS, LLC
By:	White Oak Capital Partners, LLC
/s/ MARK G. MYKITYSHYN By: Mark G. Mykityshyn Title: Managing Director
/s/ CHRISTOPHER C. MELTON Christopher C. Melton, Sr. Managing Director

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  Exhibit 10.5
REDEMPTION AGREEMENT